Exhibit 10.1

POOL CORPORATION
STRATEGIC PLAN INCENTIVE PROGRAM

ARTICLE I
PURPOSE OF PROGRAM
Section 1.1    The purpose of the Strategic Plan Incentive Program (the “Program”) is to provide senior management with an additional opportunity to be earned upon the achievement of specified earnings objectives related to the strategic plan for the growth of Pool Corporation (the “Company”). The Program is a cash-based, pay-for-performance program that effectively links the Company's long-term financial performance with the total cash compensation paid to senior management. The Program serves to complement the Company's annual bonus program and the longer-term value creation provided by stock option or restricted stock awards. Under the terms of the Program, discussed below, each senior manager is eligible to earn an award either in an amount equal to up to (i) 200% of his or her base salary (“Group I”), (ii) 100% of his or her base salary (“Group II”) or (iii) 50% of his or her base salary ("Group III") based on the Company's diluted earnings per share (“EPS”) growth over a three-year period. The first three-year performance period under the Program shall be based on the Company's EPS growth from 2013 to 2015.  The Program is designed to ensure that payments hereunder to executive officers of the Company are deductible for federal income tax purposes without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (“Section 162(m)”).  In order for the payments under the Program to qualify as “performance-based” compensation under Section 162(m), the Program must be approved by the Company's stockholders.
ARTICLE II
ADMINISTRATION OF THE PROGRAM
Section 2.1    The Program shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall be made up solely of two or more “outside directors” of the Company, as such term is defined in Section 162(m).  The Committee shall have the sole discretion and authority to administer and interpret the Program in accordance with Section 162(m).
Section 2.2    Subject to the express provisions and limitations set forth in the Program, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Program, including, without limitation, the following:

(a)	To prescribe, amend and rescind rules and regulations relating to the Program and to define terms not otherwise defined herein;

(b)	To determine which persons are eligible to be paid awards and to which of such participants, if any, awards hereunder are actually paid;

(c)	To verify the Company's EPS, as defined herein, and the extent to which the Company has satisfied any other performance goals or other conditions applicable to the payment of awards under the Program;

(d)	To prescribe and amend the terms of any agreements or other documents under the Program (which need not be identical);

(e)	To determine whether, and the extent to which, adjustments are required pursuant to Article V;

(f)
To interpret and construe the Program, any rules and regulations under the Program, and the terms and conditions of any award opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(g)	To make all other determinations deemed necessary or advisable for the administration of the Program.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION
Section 3.1    The Committee shall, on an annual basis and in accordance with Section 162(m), designate the senior management of the Company who shall participate in the Program for the performance period beginning in that year and identify them as either Group I, Group II, or Group III.
ARTICLE IV
PERFORMANCE CRITERIA
Section 4.1    Program participants shall be entitled to earn an award based upon the Company's EPS growth at a compounded annual growth rate (“CAGR”) of at least 10% during the performance period. Thus, for example, the performance period for awards to be paid in 2016 shall be from January 1, 2013 through December 31, 2015 and the baseline EPS shall be 2012 EPS, adjusted as provided herein. The maximum payout amounts for Group I shall be 200% of base salary as of the end of the performance period, for Group II shall be 100% of base salary as of the end of the performance period, and for Group III shall be 50% of base salary as of the end of the performance period.
No award shall be earned or paid unless the CAGR of the threshold EPS baseline established by the Committee is at least 10%.

Section 4.2    A CAGR of EPS of between 10% to 20% of the baseline established by the Committee shall result in a pro rata increase in the award based on the following criteria: (1) Group I: 10% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 200% of the participant's base salary; (2) Group II: 10% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and (3) Group III: 10% EPS growth rate will result in an award to a participant equal to 12.5% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary.
The following tables present the award, expressed as a percentage of a participant's salary, to be earned in the initial performance period (fiscal years 2013 - 2015) assuming baseline EPS of $1.85.

Group I
CAGR	Ending EPS	Salary %
10%	$2.46	50%
11%	2.53	60%
12%	2.60	70%
13%	2.67	80%
14%	2.74	90%
15%	2.81	100%
16%	2.89	120%
17%	2.96	140%
18%	3.04	160%
19%	3.12	180%
20%	3.20	200%

Group II
CAGR	Ending EPS	Salary %
10%	$2.46	25%
11%	2.53	30%
12%	2.60	35%
13%	2.67	40%
14%	2.74	45%
15%	2.81	50%
16%	2.89	60%
17%	2.96	70%
18%	3.04	80%
19%	3.12	90%
20%	3.20	100%

Group III
CAGR	Ending EPS	Salary %
10%	$2.46	12.5%
11%	2.53	15.0%
12%	2.60	17.5%
13%	2.67	20.0%
14%	2.74	22.5%
15%	2.81	25.0%
16%	2.89	30.0%
17%	2.96	35.0%
18%	3.04	40.0%
19%	3.12	45.0%
20%	3.20	50.0%

Section 4.3    Within the first 90 days of each performance period, the Committee shall establish in writing the EPS baselines for the performance period, as such baselines may be adjusted pursuant to Section 4.4 below.
Section 4.4    The term “performance period” shall mean the period for which the award is payable. For calculation of the award, the term “EPS” shall mean the net income per weighted average common share outstanding, assuming dilution, for the performance period. EPS shall be adjusted as necessary to reflect the following: acquisition-related charges and/or impact on results; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; major capital restructuring; goodwill and other non-cash impairment charges; and any extraordinary items, including those defined in the Financial Accounting Standards Board Accounting Standards Codification 225-20, Extraordinary and Unusual Items, and/or described in management's discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. EPS shall also be adjusted to reflect any other events or changes specified in writing by the Committee within the first 90 days of the performance period.
Section 4.5    An award shall be paid to a participant in cash no later than February 28 following the end of the performance period. Notwithstanding any other provision of the Program to the contrary, no participant shall be entitled to any payment with respect to any award unless the members of the Committee referred to in Section 2.1 hereof shall have certified the payout amount of the awards calculated as provided in this Article IV.
ARTICLE V
AMOUNT OF AWARD

Section 5.1    The maximum award for any Program participant per year shall be $1,500,000. In its sole discretion, the Committee may also reduce, but may not increase, an individual's award calculated under the formula set forth under this Program. In determining the amount of any reduced award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised amount.
ARTICLE VI
PAYMENT OF AWARD
Section 6.1    The payment of an award for a given performance period requires that the Program participant be on the Company payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No award shall be paid unless and until the Committee makes a certification in writing to the extent required under Section 162(m).
ARTICLE VII
AMENDMENT AND TERMINATION
Section 7.1    The Company reserves the right to amend or terminate this Program at any time with respect to future services of participants. Program amendments may be adopted by the Board of Directors or the Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise. The Board and the Committee have the power to amend the EPS targets from those provided herein in accordance with Section 162(m) and as a result, for purposes of compliance with Section 162(m), this Program must be approved by the stockholders of the Company every five years.
ARTICLE VIII
TAX WITHHOLDING
Section 8.1    The Company shall have the right to make all payments or distributions pursuant to the Program to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.
ARTICLE IX
NON-ASSIGNABILITY
Section 9.1    Unless the Committee expressly states otherwise, no participant in the Program may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any award opportunity or amounts determined by the Committee to be payable under the Program, until such amounts (if any) are actually paid.
ARTICLE X
NON-EXCLUSIVITY OF PROGRAM
Section 10.1    Neither the adoption of the Program by the Board of Directors nor the submission of the Program to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.
ARTICLE XI
EMPLOYMENT AT WILL
Section 11.1    Neither the Program, selection of a person as a participant in the Program nor the payment of any award to any participant under the Program nor any action by the Board of Directors or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.
ARTICLE XII
RIGHTS OF PARTICIPANTS
Section 12.1    At no time before the actual payout of an award to any participant under the Program shall any participant accrue any vested interest or right whatsoever under the Program, and the Company has no obligation to treat participants identically under the Program.
Section 12.2    The Program constitutes a mere promise by the Company to make benefit payments in the future and the rights of participants to benefits under this Program shall be solely those of general unsecured creditors of the Company. No participant shall have any interest in any fund or any specific asset of the Company.
ARTICLE XIII
GOVERNING LAW
Section 13.1    The Program and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Louisiana and applicable federal law. The Committee may provide that any dispute concerning the Program shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.
ARTICLE XIV
DEFERRAL OF AWARDS
Section 14.1    The awards payable hereunder are designed to constitute short-term deferrals that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”).
Section 14.2    The Company has in effect a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) under which certain employees are eligible to defer compensation, including awards granted under this Program. The requirements applicable to such deferrals, including the timing of deferral elections for any award, shall be made in compliance with the terms of the Deferred Compensation Plan and Section 409A.